Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective December 1, 2011 (“Effective Date”), is made and entered into by and between DOLLAR GENERAL CORPORATION (the “Company”), and Todd J. Vasos (“Employee”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Employee upon the terms and subject to the conditions hereinafter set forth, and Employee desires to accept such employment;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Employment.  Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee as Executive Vice President, Division President & Chief Merchandising Officer of the Company.

2.                                      Term.  The term of this Agreement shall be until March 31, 2015 (“Term”), unless otherwise terminated pursuant to Sections 7, 8, 9, 10 or 11 hereof. The Term shall be automatically extended  from month to month, for up to six (6) months, unless the Company gives written notice to Employee at least one month prior to the expiration of the original or any extended Term that no extension or further extension, as applicable, will occur or unless the Company replaces this Agreement with a new agreement or, in writing, extends or renews the Term of this Agreement for a period that is longer than six months from the expiration of the original Term. Unless otherwise noted, all references to the “Term” shall be deemed to refer to the original Term and any extension or renewal thereof.

3.                                      Position, Duties and Administrative Support.

a.                                       Position.  Employee shall perform the duties of the position noted in Section 1 above and shall perform such other duties and responsibilities as Employee’s supervisor or the Company’s CEO may reasonably direct.

b.                                      Full-Time Efforts.  Employee shall perform and discharge faithfully and diligently such duties and responsibilities and shall devote Employee’s full-time efforts to the business and affairs of Company.  Employee agrees to promote the best interests of the Company and to take no action that is likely to damage the public image or reputation of the Company, its subsidiaries or its affiliates.

c.                                       Administrative Support.  Employee shall be provided with office space and administrative support.

d.                                      No Interference With Duties.  Employee shall not devote time to other activities which would inhibit or otherwise interfere with the proper performance of Employee’s duties and shall not be directly or indirectly concerned or interested in any other business occupation, activity or interest other than by reason of holding a non-controlling interest as a shareholder, securities holder or debenture holder in a corporation quoted on a nationally recognized exchange (subject to any limitations in the Company’s Code of Business Conduct and Ethics).  Employee may not serve as a member of a board of directors of a for-profit company, other than the Company or any of its subsidiaries or affiliates, without the express approval of the CEO and the Board (or an authorized Board committee). Under no circumstances may Employee serve on more than one other board of a for-profit company.

4.                                      Work Standard.  Employee agrees to comply with all terms and conditions set forth in this Agreement, as well as all applicable Company work policies, procedures and rules.  Employee also agrees to comply with all federal, state and local statutes, regulations and public ordinances governing Employee’s performance hereunder.

5.                                      Compensation.

a.                                       Base Salary.  Subject to the terms and conditions set forth in this Agreement, the Company shall pay Employee, and Employee shall accept, an annual base salary (“Base Salary”) of no less than Six Hundred Thirty-Nine Thousand One Hundred Eighty-Eight Dollars ($639,188.00).  The Base Salary shall be paid in accordance with Company’s normal payroll practices (but no less frequently than monthly) and may be increased from time to time at the sole discretion of the Company.

b.                                      Incentive Bonus.  Employee’s incentive compensation for the Term of this Agreement shall be determined under the Company’s annual bonus program for officers at Employee’s grade level, as it may be amended from time to time.  The actual bonus paid pursuant to this Section 5(b), if any, shall be based on criteria established by the Board, its Compensation Committee and/or the CEO, as applicable, in accordance with the terms and conditions of the annual bonus program for officers. Any bonus payments due hereunder shall be payable to the Employee no later than 2 1/2 months after the end of the Company’s taxable year or the calendar year, whichever is later, in which Employee is first vested in such bonus payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

c.                                       Vacation.  Employee shall be entitled to three weeks paid vacation time within the first year of employment. After five years of employment, Employee shall be entitled to four weeks paid vacation. Vacation time is granted on the anniversary of Employee’s hire date each year. Any available but unused vacation as of the annual anniversary of employment date or at Employee’s termination date shall be forfeited.

d.                                      Business Expenses.  Employee shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder.  Employee shall adhere to the Company’s expense reimbursement policies and procedures. In no event will any such reimbursement be made later than the last day of Employee’s taxable year following Employee’s taxable year in which Employee incurs the reimbursable expense.

e.                                       Perquisites.  Employee shall be entitled to receive such other executive perquisites, fringe and other benefits as are provided to officers at the same grade level under any of the Company’s plans and/or programs in effect from time to time.

6.                                      Benefits.  During the Term, Employee (and, where applicable, Employee’s eligible dependents) shall be eligible to participate in those various Company welfare benefit plans, practices and policies in place during the Term (including, without limitation, medical, pharmacy, dental, vision, disability, employee life, accidental death and travel accident insurance plans and other programs, if any) to the extent allowed under and in accordance with the terms of those plans.  In addition, Employee shall be eligible to participate, pursuant to their terms, in any other benefit plans offered by the Company to similarly-situated officers or other employees from time to time during the Term (excluding plans applicable solely to certain officers of the Company in accordance with the express terms of such plans).  Collectively the plans and arrangements described in this Section 6, as they may be amended or modified in accordance with their terms, are hereinafter referred to as the “Benefits Plans.”  Notwithstanding the above, Employee understands and acknowledges that Employee is not eligible for benefits under any other severance plan, program, or policy maintained by the Company, if any exists, and that the only severance benefits Employee is entitled to are set forth in this Agreement.

7.                                      Termination for Cause.  This Agreement is not intended to change the at-will nature of Employee’s employment with Company, and it may be terminated at any time by either party, with or without cause. If this Agreement and Employee’s employment are terminated by Company for “Cause” (Termination for Cause) as that term is defined below, it will be without any liability owing to Employee or Employee’s dependents and beneficiaries under this Agreement, (recognizing, however, that benefits covered by or owed under any other plan or agreement covering Employee shall be governed by the terms of such plan or agreement).  Any one of the following conditions or Employee conduct shall constitute “Cause”:

a.                                       Any act involving fraud or dishonesty, or any material act of misconduct relating to Employee’s performance of his or her duties hereunder;

b.                                      Any material breach of any SEC or other law or regulation or any Company policy governing trading or dealing with stocks, securities, public debt instruments, bonds, or investments and the like or with inappropriate disclosure or “tipping” relating to any stock, security, public debt instrument, bond or investment;

c.                                       Any material violation of the Company’s Code of Business Conduct and Ethics (or the equivalent code in place at the time);

d.                                      Other than as required by law, the carrying out of any activity or the making of any public statement which prejudices or reduces the good name and standing of Company or any of its affiliates or would bring any one of these into public contempt or ridicule;

e.                                       Attendance at work in a state of intoxication or being found with any drug or substance possession of which would amount to a criminal offense;

f.                                         Assault or other act of violence;

g.                                      Conviction of or plea of guilty or nolo contendre to any felony whatsoever or any misdemeanor that would preclude employment under the Company’s hiring policy; or

h.                                      Willful or repeated refusal or failure substantially to perform Employee’s material obligations and duties hereunder or those reasonably directed by Employee’s supervisor, the CEO and/or the Board (except in connection with a Disability).

A termination for Cause shall be effective when the Company has given Employee written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given Employee ten days to respond.

8.                                      Termination upon Death.  Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Employee’s death, and the Company shall have no further liability to Employee or Employee’s dependents and beneficiaries under this Agreement, except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.

9.                                      Disability.  If a Disability (as defined below) of Employee occurs during the Term, unless otherwise prohibited by law, the Company may notify Employee of the Company’s intention to terminate Employee’s employment.  In that event, employment shall terminate effective on the termination date provided in such notice of termination (the “Disability Effective Date”), and this Agreement shall terminate without further liability to Employee, Employee’s dependents and beneficiaries, except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.  In this Agreement, “Disability” means:

a.                                       A long-term disability, as defined in the Company’s applicable long-term disability plan as then in effect, if any; or

b.                                      Employee’s inability to perform the duties under this Agreement in accordance with the Company’s expectations because of a medically determinable physical or mental impairment that (i) can reasonably be expected to result in death or (ii) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days.  Under this Section 9(b), unless otherwise required by law, the existence of a Disability shall be determined by the Company, only upon receipt of a written medical opinion from a qualified physician selected by or acceptable to the Company.  In this circumstance, to the extent permitted by law, Employee shall, if reasonably requested by the Company, submit to a physical examination by that qualified physician. Nothing in this Section 9(b) is intended to nor shall it be deemed to broaden or modify the definition of “disability” in the Company’s long-term disability plan.

10.                               Employee’s Termination of Employment.

a.                                       Notwithstanding anything herein to the contrary, Employee may terminate employment and this Agreement at any time, for no reason, with thirty (30) days written notice to Company (and in the event that Employee is providing notice of termination for Good Reason, Employee must provide such notice within 30 days after the event purported to give rise to Employee’s claim for Good Reason first occurs).  In such event, Employee shall not be entitled to those payments and benefits listed in Sections 11 or 12 below unless Employee terminates employment for Good Reason, as defined below, or unless Section 11(a)(iii) applies.

b.                                      Upon any termination of employment, Employee shall be entitled to any earned but unpaid Base Salary through the date of termination and such other vested benefits under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. Notwithstanding anything to the contrary herein, such unpaid Base Salary shall be paid to Employee as soon as practicable after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly); provided, however, that if payment at such time would result in a prohibited acceleration under Section 409A of the Internal Revenue Code, then such amount shall be paid at the time the amount would otherwise have been paid absent such prohibited acceleration.

c.                                       Good Reason shall mean any of the following actions taken by the Company:

(i)                         A reduction by the Company in Employee’s Base Salary or target bonus level;

(ii)                      The Company shall fail to continue in effect any significant Company-sponsored compensation plan or benefit (without replacing it with a similar plan or with a compensation equivalent), unless such action is in connection with across-the-board plan changes or terminations similarly affecting at least 95 percent of all officers of the Company or 100 percent of officers at the same grade level;

(iii)                   The Company’s principal executive offices shall be moved to a location outside the middle-Tennessee area, or Employee is required (absent mutual agreement) to be based anywhere other than the Company’s principal executive offices;

(iv)                  Without Employee’s written consent, the assignment to Employee by the Company of duties inconsistent with, or the significant reduction of the title, powers and functions associated with, Employee’s position, title or office as described in Section 3 above, unless such action is the result of a restructuring or realignment of duties and responsibilities by the Company, for business reasons, that leaves Employee at the same rate of Base Salary, annual target bonus opportunity, and officer level (i.e., Executive Vice President, etc.) and with a similar level of responsibility, or unless such action is the result of Employee’s failure to meet pre-established and objective performance criteria;

(v)                     Any material breach by the Company of this Agreement; or

(vi)                  The failure of any successor (whether direct or indirect, by purchase, merger, assignment, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Good Reason shall not include Employee’s death, Disability or Termination for Cause or Employee’s termination for any reason other than Good Reason as defined above.

d.                                      Prior to Employee being entitled to the payments or benefits described in Sections 11 or 12 below, the Company shall have the opportunity to cure any claimed event of Good Reason within thirty (30) days after receiving written notice from Employee specifying the same.

11.                               Termination without Cause or by Employee for Good Reason.

a.                                       The continuation of Base Salary and other payments and benefits described in Section 11(b) shall be triggered only upon one or more of the following circumstances:

(i)                         The Company terminates Employee (as it may do at any time) without Cause; it being understood that termination by death or Disability does not constitute termination without Cause;

(ii)                      Employee terminates for Good Reason;

(iii)                   The Company fails to offer to renew, extend or replace this Agreement before, at, or within six (6) months after, the end of its original three-year Term (or any term provided for in a written renewal or extension of the original Term), and Employee resigns from employment with the Company within sixty (60) days after such failure, unless such failure is accompanied by a mutually agreeable severance arrangement between the Company and Employee or is the result of Employee’s retirement or other termination from the Company other than for Good Reason notwithstanding the Company’s offer to renew, extend or replace this Agreement.

b.                                      In the event of one of the triggers referenced in Sections 11(a)(i) through (iii) above, then, on the sixtieth (60th) day after Employee’s termination of employment, but contingent upon the execution and effectiveness of the Release attached hereto and made a part hereof, and subject to Section 22(n) below, Employee shall be entitled to the following:

(i)                         Continuation of Employee’s Base Salary as of the date immediately preceding the termination (or, if the termination of employment is for Good Reason due to the reduction of Employee’s Base Salary, then such rate of Base Salary as in effect immediately prior to such reduction) for 24 months, payable in accordance with the Company’s normal payroll cycle and procedures (but not less frequently than monthly) with a lump sum payment on the sixtieth (60th) day after Employee’s termination of employment of the amounts Employee would otherwise have received during the sixty (60) days after Employee’s termination had the payments begun immediately after Employee’s termination of employment. Notwithstanding anything to the contrary in this Agreement, the amount of any payment or entitlement to payment of the aforesaid Base Salary continuation shall be forfeited or, if paid, subject to recovery by the Company in the event and to the extent of any base salary earned by the Employee as a result of subsequent employment during the 24 months after Employee’s termination of employment.  In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of such amounts payable to Employee and, except as provided in the preceding sentence, such amounts shall not be reduced whether or not the Employee obtains other employment.

(ii)                      A lump sum payment of two times the amount of the average percentage of target bonus paid or to be paid to employees at the same job grade level of Employee (if any) under the annual bonus programs for officers in respect of the Company’s two fiscal years immediately preceding the fiscal year in which the termination date occurs.

(iii)                   A lump sum payment in an amount equal to two times the annual contribution that would have been made by the Company in respect of the plan year in which such termination of employment occurs for Employee’s participation in the Company’s medical, pharmacy, dental and vision benefits programs.

(iv)                  Reasonable outplacement services, as determined and provided by the Company, for one year or until other employment is secured, whichever comes first.

All payments and benefits otherwise provided to Employee pursuant to this Section 11 shall be forfeited if  a copy of the Release attached hereto executed by Employee is not provided to the Company within twenty-one (21) days after Employee’s termination date (unless otherwise required by law) or if the Release is revoked; and no payment or benefit hereunder shall be provided to Employee prior to the Company’s receipt of the Release and the expiration of the period of revocation provided in the Release.  For the avoidance of doubt, this Section 11(b) shall not permit the Company to delay the provision of any payments or benefits beyond the 60th day after Employee’s termination date, and consistent with applicable law, the only deferral thereof may be made pursuant to Section 22(n) below in a manner that is compliant with applicable law.

c.                                       In the event that there is a material breach by Employee of any continuing obligations under this Agreement or the Release after termination of employment, any unpaid amounts under this Section 11 shall be forfeited and Company shall retain any other rights available to it under law or equity.  Any payments or reimbursements under this Section 11 shall not be deemed the continuation of Employee’s employment for any purpose.  Except as specifically enumerated in the Release, the Company’s payment obligations under this Section 11 will not negate or reduce (i) any amounts otherwise due but not yet paid to Employee by the Company, or (ii) any other amounts payable to Employee outside this Agreement, or (iii) those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.  The Company may, at any time and in its sole discretion, make a lump-sum payment of any or all amounts, or any or all remaining amounts, due to Employee under this Section 11 if, or to the extent, the payment is not subject to Section 409A of the Internal Revenue Code.

12.                               Effect of 280G.

a.                                       Subject to Section 22(n) and contingent upon Employee’s timely execution and the effectiveness of the Release attached hereto and made a part hereof as provided in Section 11 hereof, if, prior to, or on March 31, 2015, any payments and benefits become payable by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12 (such payments and benefits, the “ Payments”) and such Payments constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code Section 280G”) so that Employee would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such tax (collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after Employee pays all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Excise Tax, income tax or other tax (and any interest and penalties imposed with respect thereto), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing, if the Net After-tax Benefit to Employee resulting from receiving the Gross-Up Payment is less than $50,000 greater than the Net After-tax Benefit to Employee resulting from having the Payments reduced to the Reduced Amount, then no Gross-Up Payment shall be made and the Payments shall be reduced to the Reduced Amount. Unless Employee and the Company shall otherwise agree (provided such agreement does not cause any payment or benefit hereunder which is deferred compensation covered by Section 409A of the Internal Revenue Code to be in non-compliance with Section 409A of the Internal Revenue Code), in the event the Payments are to be reduced, the Company shall reduce or eliminate the payments or benefits to Employee by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the “change in ownership or control” (within the meaning of Code Section 280G) (a “Change in Control”).  Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.  For purposes hereof:

(i)                         “Net After-tax Benefit” shall mean the Present Value of a Payment net of all taxes (including any Excise Tax imposed on Employee) with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Employee’s taxable year in which the Change in Control occurs.

(ii)                      “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Internal Revenue Code.

(iii)                   “Reduced Amount” shall be an amount expressed as a Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Internal Revenue Code or the deduction limitation of Section 280G of the Internal Revenue Code.

b.                                      All determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the tax department of an independent public accounting firm (the “Accounting Firm”) or, at Company’s discretion, by a recognized compensation consulting firm (the “Consulting Firm”) which shall be engaged by the Company prior to the time of the first Payment to Employee.  The Accounting Firm or Consulting Firm selected shall not be serving as accountant or auditor for the individual, entity or group effecting the Change in Control. The Accounting Firm or Consulting Firm shall prepare and provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the later of (i) the Accounting Firm’s or Consulting Firm’s engagement to make the required calculations or (ii) the date the Accounting Firm or Consulting Firm obtains all information needed to make the required calculation.  Any determination by the Accounting Firm or Consulting Firm shall be binding upon the Company and Employee.  All fees and expenses of the Accounting Firm or Consulting Firm shall be borne solely by the Company.

c.                                       Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to Employee within five (5) days of the receipt of the Accounting Firm’s or Consulting Firm’s determination if the Gross-Up Payment is then required to satisfy an assessment or other current demand for payment made of Employee by federal or state taxing authorities.  Gross-Up Payments due at a later date shall be paid to Employee no later than fourteen (14) days prior to the date that Employee’s federal or state payment is due.  If required by law, the Company shall treat all or any portion of the Gross-Up Payment as being subject to income tax withholding for federal or state tax purposes.  Amounts determined by the Company to be subject to federal or state tax withholding will not be paid directly to Employee but shall be timely paid to the respective taxing authority.

d.                                      As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm or Consulting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that Employee hereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company (or any successor or assign) to or for the benefit of Employee.  Conversely, if it is later determined that the actual required Gross-Up Payment was less than the amount paid to Employee, Employee shall refund the excess portion to the Company but only to the extent that Employee has not yet paid the excess amount to the taxing authorities or is able to obtain a refund from the respective taxing authorities of amounts previously paid.  The Company may pursue at its own expense the refund on behalf of Employee, and, if requested by the Company, Employee shall reasonably cooperate in such refund effort.

e.                                       All Gross-Up Payments to be made under this Section 12 (other than the Underpayment described in Section 12(d)) must be made no later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the applicable related taxes are remitted.  Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made no later than the end of the Employee’s taxable year following the Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Employee’s taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or the resolution of the litigation.

f.                                         If, during any Term of this Agreement which extends beyond March 31, 2015, any Payments constituting “parachute payments”, within the meaning of Code Section 280G, become payable to Employee, no Gross-Up Payment shall be made to Employee and such Payments shall instead be limited to the Capped Amount.  The “Capped Amount” shall be the amount otherwise payable, reduced in such amount and to such extent so that no amount of the Payments would constitute an “excess parachute payment” under Code Section 280G.  Notwithstanding the preceding sentence but contingent upon Employee’s timely execution and the effectiveness of the Release attached hereto and made a part hereof as provided in Section 11 hereof, the Employee’s Payments shall not be limited to the Capped Amount if it is determined that Employee would receive at least $50,000 in greater after-tax proceeds if no such reduction is made.  The calculation of the Capped Amount and all other determinations relating to the applicability of Code Section 280G (and the rules and regulations promulgated thereunder) to the payments contemplated by this Agreement shall be made by the tax department of an independent public accounting firm, or, at Company’s discretion, by a compensation consulting firm, and such determinations shall be binding upon Employee and the Company.  Unless Employee and the Company shall otherwise agree (provided such agreement does not cause any payment or benefit hereunder which is deferred compensation covered by Code Section 409A to be in non-compliance with Code Section 409A), in the event the Payments are to be reduced, the Company shall reduce or eliminate the payments or benefits to Employee by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change in Control.  Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

13.                               Publicity; No Disparaging Statement.  Except as otherwise provided in Section 14 hereof, Employee and the Company covenant and agree that they shall not engage in any communications to persons outside the Company which shall disparage one another or interfere with their existing or prospective business relationships.

14.                               Confidentiality and Legal Process.  Employee agrees to keep the proprietary terms, of this Agreement confidential and to refrain from disclosing any information concerning this Agreement to anyone other than Employee’s immediate family and personal agents or advisors.  Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee or the Company from performing any duty or obligation that shall arise as a matter of law.  Specifically, Employee and the Company shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process.  This Agreement is not intended in any way to proscribe Employee’s or the Company’s right and ability to provide information to any federal, state or local agency in response or adherence to the lawful exercise of such agency’s authority.

15.                               Business Protection Provision Definitions.

a.                                       Preamble.  As a material inducement to the Company to enter into this Agreement, and in recognition of the valuable experience, knowledge and proprietary information Employee has gained or will gain while employed, Employee agrees to abide by and adhere to the business protection provisions in Sections 15, 16, 17, 18 and 19 herein.

b.                                      Definitions.  For purposes of Sections 15, 16, 17, 18, 19 and 20 herein:

(i)                         “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and (x) any person or Entity engaged wholly or in material part in the business in which the Company is engaged (i.e., the discount consumable basic or general merchandise retail business), including but not limited to such other similar businesses as Wal-Mart, Sam’s, Target, Costco, K-Mart, Big Lots, BJs Wholesale, Walgreen’s, Rite-Aid, CVS, Family Dollar Stores, Fred’s, the 99 Cents Stores, Casey’s General Stores, Inc., Circle K, 7-11 Stores, Pantry, Inc. and Dollar Tree

Stores, or (y) any person or Entity then attempting or planning to enter the discount consumable basics retail business, whereby Employee is required to perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Employee provided or directed at any time while employed by the Company or any of its affiliates.

(ii)                      “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and the details of which are not generally known to the competitors of the Company.  Confidential Information shall also include any items marked “CONFIDENTIAL” or some similar designation or which are otherwise identified as being confidential.

(iii)                   “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv)                  “Restricted Period” shall mean two (2) years following Employee’s termination date.

(v)                     “Territory” shall include individually and as a total area those states in the United States in which the Company maintains stores at Employee’s termination date or those states in which the Company has specific and demonstrable plans to open stores within six months of Employee’s termination date.

(vi)                  “Trade Secrets” shall mean information or data of or about the Company, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) any other information which is defined as a “trade secret” under applicable law.

(vii)               “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements,

techniques and processes relating to the Company that were conceived, discovered, created, written, revised or developed by Employee while employed by the Company.

16.                               Nondisclosure:  Ownership of Proprietary Property.

a.                                       In recognition of the Company’s need to protect its legitimate business interests, Employee hereby covenants and agrees that, for the Term and thereafter (as described below), Employee shall regard and treat Trade Secrets and Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any Trade Secrets or Confidential Information to any person or Entity for any purpose other than in accordance with Employee’s duties under this Agreement or as required by applicable law. This provision shall apply to each item constituting a Trade Secret at all times it remains a “trade secret” under applicable law and shall apply to any Confidential Information, during employment and for the Restricted Period thereafter.

b.                                      Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware.  Employee shall assist the Company, to the extent reasonably requested, in the protection or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

c.                                       All Work Product shall be owned exclusively by the Company.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

17.                               Non-Interference with Employees.  Through employment and thereafter through the Restricted Period, Employee will not, either directly or indirectly, alone or in conjunction with any other person or Entity:  actively recruit, solicit, attempt to solicit, induce or attempt to induce any person who is an exempt employee of the Company or any of its subsidiaries or affiliates (or has been within the last 6 months) to leave or cease such employment for any reason whatsoever;

18.                               Non-Interference with Business Relationships.

a.                                       Employee acknowledges that, in the course of employment, Employee will learn about Company’s business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided.  Employee knows and acknowledges that the Company has invested considerable time and money in developing its product sales and real estate development programs and relationships, vendor and other service provider relationships and agreements, store layouts and fixtures, and marketing techniques and that those things are unique and original.  Employee further acknowledges that the Company has a strong business reason to keep secret information relating to Company’s business concepts, ideas, programs, plans and processes, so as not to aid Company’s competitors.  Accordingly, Employee acknowledges and agrees that the protection outlined in (b) below is necessary and reasonable.

b.                                      During the Restricted Period, Employee will not, on Employee’s own behalf or on behalf of any other person or Entity, solicit, contact, call upon, or communicate with any person or entity or any representative of any person or entity who has a business relationship with Company and with whom Employee had contact while employed, if such contact or communication would likely interfere with Company’s business relationships or result in an unfair competitive advantage over Company.

19.                               Agreement Not to Work in Competitive Position.  Employee covenants and agrees not to accept, obtain or work in a Competitive Position for a company or entity that operates anywhere within the Territory for the Restricted Period.

20.                               Acknowledgements Regarding Sections 15 – 19.

a.                                       Employee and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in Sections 15 through 19 of this Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Company given: (i) the business of the Company; (ii) the competitive nature of the Company’s industry; and (iii) that Employee’s skills are such that Employee could easily find alternative, commensurate employment or consulting work in Employee’s field which would not violate any of the provisions of this Agreement.

b.                                      Employee acknowledges that the compensation and benefits described in Sections 5, 11 and 12 are also in consideration of his/her covenants and agreements contained in Sections 15 through 19 hereof and that a breach by Employee of the obligations contained in Sections 15 through 19 hereof shall forfeit Employee’s right to such compensation and benefits.

c.                                       Employee acknowledges and agrees that a breach by Employee of the obligations set forth in Sections 15 through 19 will likely cause Company irreparable injury and that, in such event, the Company shall be entitled to injunctive relief in addition to such other and further relief as may be proper.

d.                                      The parties agree that if, at any time, a court of competent jurisdiction determines that any of the provisions of Section 15 through 19 are unreasonable under Tennessee law as to time or area or both, the Company shall be entitled to enforce this Agreement for such period of time or within such area as may be determined reasonable by such court.

21.                               Return of Materials.  Upon Employee’s termination, Employee shall return to the Company all written, electronic, recorded or graphic materials of any kind belonging or relating to the Company or its affiliates, including any originals, copies and abstracts in Employee’s possession or control.

22.                               General Provisions.

a.                                       Amendment.  This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

b.                                      Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Employee, his/her heirs and personal representatives, and the Company and its successors and assigns.

c.                                       Waiver Of Breach; Specific Performance.  The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

Each of the parties to this Agreement will be entitled to enforce this Agreement, specifically, to recover damages by reason of any breach of this Agreement, and to exercise all other rights existing in that party’s favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any violations of the provisions of this Agreement.

d.                                      Unsecured General Creditor.  The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company.

e.                                       No Effect On Other Arrangements.  It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which Employee may be eligible.

f.                                         Tax Withholding.  There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

g.                                      Notices.

(i)                         All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Company to:	Dollar General Corporation
Attn: General Counsel
100 Mission Ridge
Goodlettsville, TN 37072-2171
Facsimile: (615) 855-5517

If to Employee to:	(Last address of Employee known to Company unless otherwise directed in writing by Employee)

(ii)                      All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if by personal delivery.

(iii)                   Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

h.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).

i.                                          Entire Agreement.  This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and, unless specifically provided herein, this Agreement supersedes and replaces any prior agreement, either oral or written, which Employee may have with Company that relates generally to the same subject matter.

j.                                          Assignment.  This Agreement may not be assigned by Employee, and any attempted assignment shall be null and void and of no force or effect.

k.                                       Severability.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

l.                                          Section Headings.  The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

m.                                    Voluntary Agreement.  Employee and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

n.                                      Deferred Compensation Omnibus Provision.  It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code (“Code Section 409A”) shall be paid and provided in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Code Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Code Section 409A), and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.  In connection with effecting such compliance with Code Section 409A, the following shall apply:

(i)                         Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Code Section 409A (including any transition or grandfather rules thereunder).

(ii)                      Neither Employee nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Code Section 409A (including any transition or grandfather rules thereunder).

(iii)                   If Employee is a specified employee for purposes of Code Section 409A(a)(2)(B)(i), any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Code Section 409A) shall not be made until six months after Employee’s separation from service (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(iv)                  If a Change in Control occurs but the Change in Control does not constitute a change in control event within the meaning of Code Section 409A (a “409A Change in Control”), then payment of any amount or provision of any benefit under this Agreement which is considered to be deferred compensation subject to Code Section 409A shall be deferred until another permissible payment event contained in Code Section 409A occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Code Section 409A), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

(v)                     For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A.   If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.  In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Employee that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(vi)                For purposes of determining time of (but not entitlement to) payment or provision of deferred compensation under this Agreement under Code Section 409A in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Code Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(vii)               For purposes of this Agreement, a key employee for purposes of Code Section 409A(a)(2)(B)(i) shall be determined on the basis of the applicable 12—month period ending on the specified employee identification date designated by the Company consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Code Section 409A(a)(2)(B)(i).

(viii)            Notwithstanding any other provision of this Agreement, the Company shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

(ix)                    With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Code Section 409A, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than Employee’s taxable year following Employee’s taxable year in which the related expense is incurred.

(x)                       When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute this Agreement to be effective as of the Effective Date.

Date:	11/30/11	DOLLAR GENERAL CORPORATION

		By:	/s/ Bob Ravener

		Name:	Bob Ravener

		Title:	EVP, Chief People Officer

“EMPLOYEE”

/s/ Todd Vasos
Todd J. Vasos
Date:	11/30/11

Witnessed By:

/s/ Nancy Abbott
[Name of Witness]

Addendum to Employment Agreement with Todd J. Vasos

RELEASE AGREEMENT

THIS RELEASE (“Release”) is made and entered into by and between                                    (“Employee”) and DOLLAR GENERAL CORPORATION, and its successor or assigns (“Company”).

WHEREAS, Employee and Company have agreed that Employee’s employment with Dollar General Corporation shall terminate on                                       ;

WHEREAS, Employee and the Company have previously entered into that certain Employment Agreement, effective                                            (“Agreement”), in which the form of this Release is incorporated by reference;

WHEREAS, Employee and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Employee’s employment, and termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Employee in accordance with the Agreement for service Employee has provided and/or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.                                                 Claims Released Under This Agreement.

In exchange for receiving the payments and benefits described in Section 11 and 12 of the Agreement, Employee hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Employee ever had, may have, or now has against Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Releasees”), arising from or relating to (directly or indirectly) Employee’s employment or the termination of employment or other events that have occurred as of the date of execution of this Agreement, including but not limited to:

a.                                                claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Sarbanes Oxley Act of 2002, the National Labor Relations Act, the Labor Management Relations Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act;

b.                                               claims for violations of any other federal or state statute or regulation or local ordinance;

c.                                                claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

d.                                               claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company (except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement); or

e.                                                any other claims under state law arising in tort or contract.

2.                                      Claims Not Released Under This Agreement.

In signing this Release, Employee is not releasing any claims that may arise under the terms of this Release or which may arise out of events occurring after the date Employee executes this Release.

Employee also is not releasing claims to benefits that Employee is already entitled to receive under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.  However, Employee understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Employee further understands and acknowledges that any continuing obligation under a Company incentive-based plan, program or arrangement or pursuant to any Company policy or provision regarding recoupment of compensation is not altered by this Release and nothing herein is intended to nor shall be construed otherwise.

Nothing in this Release shall prohibit Employee from engaging in activities required or protected under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law.

3.                                      No Assignment of Claim.  Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

4.                                      Compensation.  In accordance with the Agreement, the Company agrees to pay Employee or, if Employee becomes eligible for payments and benefits under Section 11 and 12 but dies before receipt thereof, Employee’s spouse or estate, as the case may be, the amounts provided in Section 11 and 12 of the Agreement.

5.                                      Publicity; No Disparaging Statement.  Except as otherwise provided in Section 14 of the Agreement, Section 2 of this Release, and as privileged by law, Employee and the Company covenant and agree that they shall not engage in any communications with persons outside the Company which shall disparage one another or interfere with their existing or prospective business relationships.

6.                                      No Admission Of Liability.  This Release shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person.

7.                                      Voluntary Execution.  Employee warrants, represents and agrees that Employee has been encouraged in writing to seek advice regarding this Release from an attorney and tax advisor prior to signing it; that this Release represents written notice to do so; that Employee has been given the opportunity and sufficient time to seek such advice; and that Employee fully understands the meaning and contents of this Release. Employee further represents and warrants that Employee was not coerced, threatened or otherwise forced to sign this Release, and that Employee’s signature appearing hereinafter is voluntary and genuine.  EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY TAKE UP TO TWENTY-ONE (21) DAYS (OR, IN THE CASE OF AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES, UP TO FORTY-FIVE (45) DAYS) TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE.

8.                                      Ability to Revoke Agreement.  EMPLOYEE UNDERSTANDS THAT  THIS RELEASE MAY BE REVOKED BY EMPLOYEE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN (7) DAYS OF EMPLOYEE’S EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD.  EMPLOYEE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON EMPLOYEE AND EMPLOYEE’S HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:

“COMPANY”

DOLLAR GENERAL CORPORATION

By:

Its:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE.  I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EMPLOYEE”

Date
WITNESSED BY:

Date